Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Announces Third Quarter 2005 Results

Linthicum Heights, Maryland, November 2, 2005 — Foundation Coal Holdings, Inc. (NYSE:FCL) today reported financial results for its third quarter ended September 30, 2005.

HIGHLIGHTS

•                  Third quarter coal sales revenues totaled $333.5 million, a 33 percent increase over the pro forma third quarter of 2004.

•                  Net income for the quarter was $21.2 million, or $0.46 per diluted share, compared to a pro forma loss of $5.9 million, or ($0.13) per diluted share a year ago.

•                  Quarterly adjusted EBITDA improved to $81.9 million, a 157 percent increase over 2004.

Summary Statistics

($ in millions, except per-share amounts)

	Q3 2005	Pro Forma Q3 2004	Improvement (%)
Coal Sales Revenues	$333.5	$251.2	33%
Coal Shipments (MM Tons)	17.9	16.1	11%
Net Income (Loss)	$21.2	$(5.9)	N/A
Earnings per Diluted Share	$0.46	$(0.13)	N/A
EBITDA	$83.5	$32.2	159%
Adjusted EBITDA	$81.9	$31.9	157%

NOTE:   For the basis of this presentation, please see note at end of this release and EBITDA reconciliation table.

“Foundation Coal delivered its strongest quarter of operational and financial results so far this year,” said James F. Roberts, president and chief executive officer. “Production and shipment volumes improved over not only the corresponding quarter of 2004 but also the prior two quarters of 2005, despite the impact of miners’ vacations in the East and ongoing railroad maintenance in the West. Our average sales realizations have increased by 20 percent, reflecting the strong market conditions that have prevailed for more than a year in Appalachia and are only just recently beginning to take hold in the Powder River Basin.”

FINANCIAL RESULTS

Period to Period Comparisons

Third quarter coal sales revenues increased 33 percent to $333.5 million over pro forma 2004 as shipments increased 11 percent and average per ton sales realizations increased 20 percent. Quarterly shipments increased from the comparable quarter of 2004 in all of the company’s operating segments, including the Illinois Basin. Third quarter shipments from the Powder River Basin were at a record level of 11.5 million tons as rail performance improved significantly despite ongoing maintenance. For the first nine months of the year, coal sales revenues increased 32 percent as shipments increased 8 percent and average per ton sales realizations increased 22 percent.

Of the $3.10 per ton increase in average per-ton sales realizations for the third quarter of 2005 compared to the comparable quarter of the prior year, approximately $2.60 is attributable to higher coal prices, primarily in Northern Appalachia, Central Appalachia, the Illinois Basin, and for purchased coal. The remaining $0.50 is due to a combination of increased coal quality premiums, partly as a result of strong prices for sulfur dioxide emissions allowances, and the regional mix of shipments.

As a result of the improvement in coal sales revenues, net income increased to $21.2 million in the third quarter of 2005 compared to a pro forma net loss of $5.9 million in the third quarter of 2004. The pro forma net loss for the third quarter of 2004 included a non-cash charge for settlement of a coal supply contract in the amount of $13.8 million, net of income taxes. Diluted earnings per share for the third quarter increased to $0.46 compared to a pro forma diluted loss per share of $0.13 in the 2004 period. Excluding the coal contract settlement charge, pro forma third quarter 2004 diluted earnings per share were $0.17. For the nine months ended September 30, net income increased to $60.3 million, $1.31 per diluted share, compared to a pro forma net loss of $2.1 million, $0.05 loss per diluted share, in 2004. Excluding the coal supply contract settlement charge, 2004 pro forma net income for the nine months was $11.7 million, $0.25 per diluted share.

EBITDA, as defined in the company’s bank credit agreement (“adjusted EBITDA”), improved by 157 percent to $81.9 million in the third quarter of 2005 from $31.9 million in 2004. For the nine months ended September 30, 2005, pro forma adjusted EBITDA increased by 94 percent, to $228.8 million, compared to $118.2 million in the prior year. For the twelve months ended September 30, 2005, pro forma adjusted EBITDA totaled $263.1 million compared to $158.6 million of pro forma adjusted EBITDA in the twelve months ended September 30, 2004.

On a per-ton basis, total cost of coal sales in the third quarter 2005 increased four percent from the pro forma third quarter of 2004. For the nine months ended September 30, 2005, the increase was eight percent over the pro forma nine months of 2004. Increased production volumes in 2005 partly offset, on a per-ton basis, commodity price-driven increases in materials, supplies, and services, as well as labor cost increases resulting from competition for skilled miners.

Capital Structure

Cash flow from continuing operations totaled $42.5 million and $107.6 million during the third quarter and first nine months of 2005, respectively. Investment in working capital increased by approximately $40 million during the third quarter, mainly representing increases in trade receivables, work-in-process inventories and prepaid insurance.

Capital expenditures of $37.1 million and shareholder dividends of $2.2 million during the third quarter were funded from cash flows from continuing operations. Capital expenditures during the quarter included $16.3 million related to expansion of the Belle Ayr mine, development of the Pax surface mine, including construction of a rail loadout at that site, additional continuous miner equipment at the Kingston Mine, extension of the Emerald longwall face width to 1,450 feet, and construction of an upgraded rail loading facility at Emerald.

During the third quarter, the company prepaid, without penalty, $20 million of bank debt from cash balances. The company did not have any outstanding borrowings under the revolving credit facility at September 30, 2005. Foundation Coal’s leverage as measured by the ratio of outstanding debt to adjusted EBITDA for the trailing twelve months stands at an estimated 2.5 times at September 30, 2005 compared with 4.5 times at December 31, 2004.

Foundation had a cash balance of $11.0 million at September 30, 2005. Available liquidity under the company’s revolving credit agreement was $165 million at that date, an increase in borrowing capacity of $8.5 million during the third quarter as a result of reductions in outstanding letters of credit used as collateral for surety bonds.

OPERATIONAL AND COMMERCIAL PERFORMANCE

 “Volume and pricing tell the story this quarter, as we have managed through transportation disruptions, weather-related events, and vacation periods to produce and ship more coal at significantly higher realizations than we did during the same period last year,” stated Roberts.

Roberts added, “Going forward, we expect coal and energy market fundamentals to remain healthy. In the short-term, we expect demand for coal to continue to outpace supply in most markets, even as transportation disruptions ease, because inventory rebuilding takes time. Helping secure coal’s future over the longer term are the construction of new coal-based generating plants and the development of new coal-based technologies fostered by both the Energy Policy Act of 2005 and the expected continuance of historically high prices for natural gas and crude oil.”

Operational and commercial performance highlights for the quarter include:

•                  In the Powder River Basin, ongoing railroad track-bed maintenance on the Joint Line, which began in the second quarter, continued throughout the third quarter. According to Roberts, “Foundation’s mines, while obviously impacted by the track work, did not lose additional ground during the quarter. We still anticipate a shortfall of 1.0 million to 2.0 million tons for the year, which is consistent with our position at the end of the second quarter.”

•                  All mobile equipment associated with the five-million ton-per-year expansion at the Belle Ayr Mine is on-site and operational. The company expects the rail loop upgrade—the final phase of that expansion project—to be complete in November.

•                  During the quarter, the Belle Ayr Mine achieved a major safety milestone—two years without any lost-time accidents.

•                  In the Midwest, Foundation affiliate, Delta Mine Holding Company, was recently awarded the top honor by the Office of Surface Mining for Excellence in Surface Coal Mining Reclamation. The award was presented on September 20, 2005 in Washington, D.C.

OUTLOOK

Foundation is increasing its guidance range for net income to $72 million to $77 million (from $60 million to $70 million) and diluted earnings per share to $1.55 to $1.65 per share (from $1.30 to $1.50 per share). All other guidance metrics remain unchanged from previous reports.

Foundation expects that fourth-quarter 2005 results will be impacted by several factors, including the scheduled longwall move at Cumberland, historical workforce absenteeism around the holidays, and what appears to be a slower pace of shipments from the Powder River Basin in comparison to the third quarter of this year. The updated guidance ranges account for these factors.

The company also has updated its forward committed position to account for new coal sales agreements negotiated during the third quarter. Overall, Foundation has committed and priced 95 percent, 74 percent, and 49 percent of its expected production in 2006, 2007, and 2008, respectively.

Guidance

($ in millions, except per-share amounts)

	2005	2006	2007	2008
Net Income (1)	$72 - 77	—	—	—
Earnings per Diluted Share (2)	$1.55 – 1.65	—	—	—
Adjusted EBITDA	$275 - 300	—	—	—
Capital Expenditures	$150 - 160	—	—	—
Coal Production (MM Tons)	64.0 – 66.0	70.5 – 74.5	70.5 – 74.5	75.5 – 79.5
West	42.0 – 43.0	49.0 – 51.0	49.0 – 51.0	54.0 – 56.0
East	22.0 – 23.0	21.5 – 23.5	21.5 – 23.5	21.5 – 23.5
Committed and Priced (%) (3)	100%	95%	74%	49%
West	100%	99%	79%	54%
East	100%	88%	64%	38%

Notes:             (1)   Revised from $60 – 70 million

(2)          Revised from $1.30 – 1.50 per share

(3)          As of 10/25/05

ABOUT FOUNDATION COAL

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,700 people and produces approximately 65 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

CONFERENCE CALL WEBCAST

Foundation Coal Holdings, Inc. will hold a conference call to discuss third quarter 2005 financials on Wednesday, November 2, 2005 at 10:00 a.m. EST. The call will be accessible through the internet at Foundation’s website: www.foundationcoal.com and will be archived at this location for a period of two weeks as well.

BASIS OF REPORTING

The acquisition of RAG American Coal Holding, Inc. by Foundation Coal Holdings, Inc. occurred on July 30, 2004 during the calendar third quarter of

2004.  In presenting financial results for the third quarter and first nine months of 2004, two bases of reporting are used.

The first basis presents the third quarter and first nine months of 2004 each in two periods. Within the third quarter, the period July 1 through July 29, 2004 is labeled “predecessor” and represents the consolidated results of operations for RAG American Coal Holding, Inc. and subsidiaries for that one month period. Also within the third quarter, the period February 9, 2004 through September 30, 2004 is labeled “successor” and represents the consolidated results of operations for Foundation Coal Holdings, Inc. and subsidiaries for the two month operating period ended September 30, 2004; Foundation Coal Holdings, Inc. had no significant activities until the acquisition on July 30, 2004. Within the nine months, the period January 1 through July 29, 2004 is labeled “predecessor” and represents the consolidated results of operations for RAG American Coal Holding, Inc and subsidiaries for that seven month period.  Also within the nine months, the period February 9, 2004 through September 30, 2004 is labeled “successor” and represents the consolidated results of operations for Foundation Coal Holdings, Inc. and subsidiaries for the two month operating period ended September 30, 2004.

The second basis presents the third quarter and first nine months of 2004 as if Foundation Coal Holdings, Inc. acquired RAG American Coal Holding, Inc. on January 1, 2004 and completed the Initial Public Offering on that date. This information is labeled “pro forma”. The pro forma presentation incorporates the fair valuation of the assets and liabilities acquired by Foundation Coal Holdings, Inc. on July 30, 2004 (“purchase accounting”) as if the acquisition and application of purchase accounting took place on January 1, 2004. The pro forma adjustments are detailed in the Management Discussion and Analysis section of Foundation Coal Holdings, Inc.’s Report on Form 10-Q.

NON-GAAP DISCLOSURES

EBITDA, a measure expected to be used by management to measure performance is defined as income (loss) from continuing operations, plus interest expense, net of interest income, income tax expense (benefit), charges for early debt extinguishment, and depreciation, depletion and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements.  The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in the company’s debt instruments.  The definition of EBITDA as used in the company’s debt instruments is further adjusted for certain cash and non-cash charges/credits and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt and making certain payments.

FORWARD-LOOKING STATEMENTS

Certain statements relating to the future prospects, developments, business strategies, analyses and other information that is based on forecasts of future results and estimates of amounts not yet determinable are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. The company has used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting the company and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the company’s control, that could cause the company’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. These factors include, but are not limited to: market demand for coal, electricity and steel; weather conditions or catastrophic weather-related damage; the company’s production capabilities; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting the company’s coal mining and production, and those affecting the company’s customers’ coal usage; regulatory and court decisions; railroad, barge, trucking and other transportation performance and costs; our assumptions concerning economically recoverable coal reserve estimates; employee workforce factors; changes in postretirement benefit and pension obligations; the company’s liquidity, results of operations and financial condition. The company advises investors that it discusses additional risk factors and uncertainties that could cause Foundation Coal Holdings Inc. actual results to differ from forward-looking statements in the company’s Form 10-K for the Fiscal Year ending December 31, 2004 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors”.  The investor should keep in mind that any forward-looking statement made by the company in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

		Successor			Successor
	Successor	Two Month Operating	Predecessor	Successor	Two Month Operating	Predecessor
	Quarter Ended	Period Ended	One Month Ended	Nine Months Ended	Period Ended	Seven Months Ended
	September 30, 2005	September 30, 2004	July 29, 2004	September 30, 2005	September 30, 2004	July 29, 2004

Tons sold	17.9	11.5	4.6	51.3	11.5	35.9

Revenues	$341.3	$183.2	$72.6	$976.3	$183.2	$551.0
Cost of coal sales	241.2	147.6	71.0	697.8	147.6	484.5
Selling, general & administrative expenses	14.5	6.7	6.5	35.3	6.7	27.4
Accretion on asset retirement obligations	2.1	1.3	0.6	6.2	1.3	4.0
Depreciation, depletion and amortization	53.2	26.2	8.8	160.6	26.2	61.2
Amortization of coal supply agreements	(20.5)	(22.4)	1.0	(67.0)	(22.4)	8.8
Income (loss) from operations	50.8	23.8	(15.3)	143.4	23.8	(34.9)
Interest income	0.2	0.2	0.1	0.7	0.2	1.2
Interest expense:
Interest	(11.0)	(6.7)	(1.5)	(33.3)	(6.7)	(16.2)
Amortization of deferred financing costs	(1.5)	(0.1)	—	(3.0)	(0.1)	—
Surety bond and letter of credit fees	(2.6)	(1.7)	(0.3)	(7.5)	(1.7)	(1.8)
Loss on termination of hedge accounting for interest rate swaps	—	—	—	—	—	(48.8)
Mark-to-market loss on interest rate swaps	—	(0.1)	—	—	(0.1)	5.8
Loss on early debt extinguishment	—	—	(21.7)	—	—	(21.7)
Contract settlement	—	—	(26.0)	—	—	(26.0)
Other income	—	—	—	—	—	—
Income tax (expense) benefit	(14.7)	(5.1)	22.4	(40.0)	(5.1)	51.8
Income (loss) from continuing operations	21.2	10.3	(42.3)	60.3	10.3	(90.6)
Income from discontinued operations, net of income tax expense	—	—	—	—	—	23.1
Net income (loss)	$21.2	$10.3	$(42.3)	$60.3	$10.3	$(67.5)
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.47	$0.52	$(308.70)	$1.35	$0.52	$(660.56)
Income from discontinued operations, net of income tax expense	—	—	—	—	—	168.18
Net income (loss)	0.47	0.52	(308.70)	1.35	0.52	(492.38)
Diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.46	$0.52	(308.70)	$1.31	$0.52	$(660.56)
Income from discontinued operations, net of income tax expense	—	—	—	—	—	168.18
Net income (loss)	0.46	0.52	(308.70)	1.31	0.52	(492.38)
Weighted average shares–basic	44.625	19.600	0.137	44.625	19.600	0.137
Weighted average shares–diluted	46.322	19.600	0.137	46.186	19.600	0.137

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Supplemental Financial Data

(In Millions Except Per Ton Data)

(Unaudited)

	Successor	Pro Forma	Successor	Pro Forma
	Quarter ended	Quarter ended	Nine Months Ended	Nine Months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Tons sold
Powder River Basin	11.5	10.6	32.4	31.2
Northern Appalachia	3.5	2.9	10.3	8.0
Central Appalachia	2.3	1.9	6.7	5.9
Illinois Basin & purchased coal	0.6	0.7	1.9	2.3
Total	17.9	16.1	51.3	47.4

Average realized price per ton sold
Powder River Basin	$7.46	$7.67	$7.38	$7.55
Northern Appalachia	34.39	27.44	34.45	27.14
Central Appalachia	45.66	34.85	45.00	33.97
Illinois Basin and purchased coal	37.90	31.38	33.98	31.66
Total	$18.66	$15.56	$18.68	$15.30

Revenue summary
Powder River Basin	$85.6	$81.0	$239.2	$235.9
Northern Appalachia	118.9	81.1	354.4	215.9
Central Appalachia	105.8	67.0	299.8	199.0
Illinois Basin and purchased coal	23.2	22.1	64.6	74.5
Total coal sales	333.5	251.2	958.0	725.3
Other revenues	7.8	4.4	18.3	8.0
Total revenues	341.3	255.6	976.3	733.3
Cost of coal sales	241.2	210.3	697.8	600.8
Selling, general and administrative expense	14.5	11.2	35.3	29.5
Accretion on asset retirement obligations	2.1	1.9	6.2	5.9
EBITDA	83.5	32.2	237.0	97.1
Depreciation, depletion and amortization	53.2	41.9	160.6	145.4
Amortization of coal supply agreements (credit)	(20.5)	(33.1)	(67.0)	(106.3)
Income from operations	$50.8	$23.4	$143.4	$58.0

Capital expenditures	$37.1	$15.0	$102.2	$65.4
Cash flow from (used in) continuing operations	$42.5	$(8.2)	$107.6	$16.9
Adjusted EBITDA from Credit Agreement	$81.9	$31.9	$228.8	$118.2
Last Twelve Months Adjusted EBITDA from Credit Agreement	$263.1	$158.6	$263.1	$158.6
Adjusted EBITDA Margin (Adjusted EBITDA/Revenues)	24.0%	12.5%	23.4%	16.1%

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Millions)

	(Unaudited)
	September 30, 2005	December 31, 2004

Cash & Cash Equivalents	$11.0	$470.3
Trade Accounts Receivable, Net	112.3	66.5
Inventories, Net	78.5	39.7
Other Current Assets	48.1	43.0
Total Current Assets	249.9	619.5
Property Plant & Equipment, Net	1,710.7	1,799.6
Coal Supply Agreements, Net	58.9	84.5
Other Noncurrent Assets	36.7	41.6
Total Assets	$2,056.2	$2,545.2

Current Portion of Term Loan	$—	$—
Accounts Payable and Accruals	186.4	186.2
Dividends Payable	—	444.1
Total Current Liabilities	186.4	630.3
Long-Term Debt	665.0	685.0
Noncurrent Coal Supply Agreements, Net	84.0	178.2
Deferred Income Taxes	112.9	133.8
Other Long-Term Liabilities	694.8	661.1
Stockholders’ Equity	313.1	256.8
Total Liabilities and Stockholders’ Equity	$2,056.2	$2,545.2

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA per the Bank Credit Agreement

To Net Income (Loss) from Continuing Operations

(In Millions)

(Unaudited)

		Successor			Successor
	Successor	Two Month Operating	Predecessor	Successor	Two Month Operating	Predecessor
	Quarter Ended	Period Ended	One Month Ended	Nine Months Ended	Period Ended	Seven Months Ended
	September 30, 2005	September 30, 2004	July 29, 2004	September 30, 2005	September 30, 2004	July 29, 2004

Net income (loss) from continuing operations	$21.2	$10.3	$(42.3)	$60.3	$10.3	$(90.6)
Depreciation, depletion and amortization	53.2	26.2	8.7	160.6	26.2	61.2
Amortization of coal sales agreements (credit)	(20.4)	(22.4)	1.0	(67.0)	(22.4)	8.8
Interest expense	11.0	6.7	1.4	33.3	6.7	16.2
Amortization of deferred financing costs	1.5	0.1	—	3.0	0.1	—
Surety bond and letter of credit fees	2.6	1.7	0.3	7.5	1.7	1.8
Interest income	(0.3)	(0.2)	(0.1)	(0.6)	(0.2)	(1.3)
Income tax expense (benefit)	14.7	5.1	(22.4)	40.0	5.1	(51.8)
Mark-to-market loss (gain) on interest rate swaps	—	0.1	—	—	0.1	(5.8)
Loss on termination of hedge accounting for interest rate swaps	—	—	—	—	—	48.8
Loss on early debt extinguishment	—	—	21.7	—	—	21.7
EBITDA	$83.5	$27.6	$(31.7)	$237.1	$27.6	$9.0
Adjustments per Credit Agreement:
One-time non-cash charges (credits) resulting from purchase accounting:
Overburden removal included in depreciation, depletion and amortization	(4.5)	—	—	(16.1)	—	—
Accretion on asset retirement obligations	2.1	1.3	0.6	6.2	1.3	4.0
Non-cash stock based compensation expense	0.6	—	—	1.0	—	—
Cumberland mine force majeure	—	—	—	—	—	31.1
Contract settlement	—	—	26.0	—	—	26.0
Other	0.2	4.1	3.9	0.6	4.1	15.1
Adjusted EBITDA per Credit Agreement for current period	$81.9	$33.0	$(1.2)	$228.8	$33.0	$85.2
Adjusted EBITDA per Credit Agreement for month ended July 29, 2004		(1.2)
Adjusted EBITDA per Credit Agreement for last twelve months ended June 30, 2005 and 2004, respectively	213.1	170.1
Adjusted EBITDA per Credit Agreement for quarter ended September 30, 2004 and 2003, respectively	(31.9)	(43.3)
Adjusted EBITDA per Credit Agreement for last twelve months
ended September 30, 2005 and 2004, respectively	$263.1	$158.6		$263.1	$158.6

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Foundation Coal Holdings, Inc.

Historical and Pro Forma

Consolidated Condensed Statements of Operations

(In Millions Except Per Share Data)

(Unaudited)

	Successor	Pro Forma	Successor	Pro Forma
	Quarter Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004

Tons Sold	17.9	16.1	51.3	47.4

Revenues	$341.3	$255.6	$976.3	$733.3
Cost of coal sales	241.2	210.3	697.8	600.8
Selling, general & administrative expenses	14.5	11.2	35.3	29.5
Accretion on asset retirement obligations	2.1	1.9	6.2	5.9
Depreciation, depletion and amortization	53.2	41.9	160.6	145.4
Amortization of coal supply agreements (credit)	(20.5)	(33.1)	(67.0)	(106.3)
Income from operations	50.8	23.4	143.4	58.0
Interest income	0.2	0.3	0.7	1.5
Interest (expense):
Interest	(11.0)	(10.1)	(33.3)	(29.9)
Amortization of deferred financing costs	(1.5)	(0.3)	(3.0)	(3.8)
Surety bond and letter of credit fees	(2.6)	(2.6)	(7.5)	(7.8)
Contract settlement	—	(26.0)	—	(26.0)
Other income (expense)	—	(0.1)	—	(0.1)
Federal and state income tax (expense) benefit	(14.7)	9.5	(40.0)	6.0
Net income (loss)	$21.2	$(5.9)	$60.3	$(2.1)

Basic earnings (loss) per share	$0.47	$(0.13)	$1.35	$(0.05)
Weighted average number of shares	44.625	44.625	44.625	44.625

Diluted earnings (loss) per share	$0.46	$(0.13)	$1.31	$(0.05)
Weighted average number of shares	46.322	46.322	46.186	46.186

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.